Exhibit 10.50

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of October 17, 2005, is entered into by and between Steel Dynamics, Inc. (the “Company”) and T. Joe Crawford (the “Employee”). This Agreement will be effective as of the Effective Date (as defined below). In the event that the Merger Agreement (as defined below) is terminated, this Agreement shall be void ab initio and of no further force and effect. All capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

W I T N E S S E T H :

WHEREAS, Employee is currently serving as President and Chief Operating Officer of Roanoke Electric Steel Corporation (“RESC”);

WHEREAS, the Company has entered into an Agreement of Merger and Reorganization dated October 17, 2005, by and among the Company, RS Acquisition Corporation (“RSAC”) and RESC (the “Merger Agreement”), pursuant to which RESC will merge with and into RSAC with RSAC as the surviving corporation in the Merger (the “Merger”) to be effective as of the Effective Time (as defined in the Merger Agreement);

WHEREAS, the Board of Directors of the Company (the “Board”) desire to provide for the employment of Employee by the Company from and after the date upon which the Effective Time occurs (the “Effective Date”) pursuant to the terms and conditions contained in this Agreement; and

WHEREAS, the Employee desires to accept such employment pursuant to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.             Term.  The Employee’s employment under this Agreement shall commence on the Effective Date, and, unless sooner terminated pursuant to Section 6 below, shall continue through December 31, 2007 (the “Term”). Continued employment beyond the Term shall become “at-will” employment.

2.           Title.  During the Term, the Employee will serve as the Vice President and General Manager of the Company’s facility in Roanoke, Virginia.

3.           Duties.  During the Term, and subject to the direction and oversight of the Company’s President and Chief Executive Officer, the Employee will be responsible for the performance of such duties and responsibilities as are consistent with this position, or, to the extent not inconsistent with the requirements of Section 6(d)(ii), as may otherwise be assigned to him from time to time by the Chief Executive Officer of the Company. The Employee agrees to devote his full working time, attention, skill, and energy to the duties set forth herein and to the business of the Company, and to use his best efforts to promote the success of the Company’s business.

4.             Compensation.

(a)           Base Salary.  During the Term, the Employee will receive an annual base salary of $370,000 (the “Base Salary”), payable in accordance with the Company’s normal payroll practices as in effect from time to time. Such Base Salary shall be subject to periodic review, and may be increased, but may not be decreased, from time to time at the Board’s sole discretion upon the recommendation of the Company’s Chief Executive Officer. For all purposes under this Agreement, “Base Salary” shall refer to Base Salary as in effect from time to time, including any increase in Base Salary which has taken effect.

(b)           Bonus.  During the Term, the Employee shall be designated as an “Officer Participant” under and shall be eligible for cash and stock bonuses based upon and subject to the terms and conditions of the Steel Dynamics, Inc. Amended and Restated Officer and Manager Cash and Stock Bonus Plan (the “Bonus Plan”), including Section 6 thereof, as that Bonus Plan may be modified, amended or replaced from time to time by and in the sole discretion of the Board. A copy of the Bonus Plan is attached hereto and incorporated herein as Exhibit A. Any bonus payable by reason of the Bonus Plan shall be payable retroactive to January 1, 2006 for the calendar year 2006, even if the Effective Date is subsequent to January 1, 2006, and for the full calendar year 2007, subject, however, to the provisions of Section 6. The Company agrees, solely applicable to the Term of this Agreement and not to any extensions, renewals or replacements hereof, that, notwithstanding anything to the contrary set forth in the Bonus Plan, in the event that the Employee’s employment is terminated prior to the expiration of the Term or thereafter, except for Cause, all unvested stock bonuses granted to the Employee for services rendered during the Term, shall immediately vest and be free of any restrictions on sale or other disposition.

(c)           Stock Options.  During the Term, the Employee shall be eligible to participate in the Steel Dynamics, Inc. 1996 Incentive Stock Option Plan and in any successor or replacement plan thereto (the “Stock Option Plan”), for automatic semi-annual stock option grants (“Stock Options”) pursuant to the provisions of Article VI of the Stock Option Plan, at the $60,000 semi-annual grant value level. A copy of the Stock Option Plan is attached hereto and incorporated herein as Exhibit B. The Stock Option Plan may be modified, amended or replaced from time to time by and in the sole discretion of the Board, in accordance with the terms of the Stock Option Plan, and, as necessary, with stockholder approval. Each Stock Option granted to the Employee during the Term shall provide by its terms at the time the Stock Option is originally awarded to the Employee that the Stock Option will remain exercisable for a period of not less than 90 days from the date on which the Employee’s employment terminates (or, if earlier, the last day of the term of such Stock Option), unless the Employee’s employment is terminated by the Company for Cause (as defined in Section 6(c)).

(d)           Other Benefits.  Employee will be eligible for those other employee benefits, (including, but not limited to health insurance, vacation pay, 401 (k) participation, profit sharing and any other retirement savings plan or welfare benefit plan) made available by the Company to similarly situated executives of the Company, as such plans may be in effect or as amended from time to time.

(e)           Reimbursement of Business Expenses.  The Company will reimburse the Employee for all reasonable and properly documented business related expenses, in accordance with Company policies and practices in effect from time to time, incurred or paid by him in connection with the performance of his duties hereunder.

(f)            Withholdings.  All payments made under this Agreement shall be subject to any and all federal, state and local taxes and other withholdings to the extent required by applicable law.

5.                                        Agreement to Maintain Confidentiality.

(a)           Recognition of Company’s Business Interests.  Employee acknowledges that the Company and its affiliates compete throughout the Americas in the manufacture, marketing, research, sale and distribution of various steel and steel related products, including but not limited to flat rolled steel, structural steel, steel bars and shapes, and steel joists, girders and decking systems (the “Steel Business”). As part of Employee’s conditions of employment, and in connection with his prior employment with RESC, he has been, and, with the Company, will be provided significant “Confidential Information,” as defined in Section 5(b), and will have direct contact with the Company’s customers, as well as the customers of his predecessor employer, in which capacity he is expected to develop a good relationship with all such customers and prospective customers. Employee acknowledges that the Company’s competitors would obtain an unfair advantage if Employee disclosed Confidential Information to a competitor or used Confidential Information on behalf of a competitor.

(b)           Definition of Confidential Information.  As used in this Agreement, Confidential Information shall include, without limitation, Company financial and budgetary information and strategies; Company plant design, specifications and layouts; Company equipment design specifications and layouts; Company product design and specifications; Company manufacturing processes, procedures and specifications; Company data processing or other computer programs; Company research and development projects; Company marketing information and strategies; Company customer lists; Company vendor lists; Company information about customer preferences and buying patterns; Company information about prospective customers, vendors or business opportunities; Company pricing information or methodologies; information concerning the Company’s costs and cost structure; information about the Company’s operations analyses or internal accounting systems; information about the Company’s overall corporate business strategy; and information concerning Company technological innovations used in its business. For purposes of this Agreement, all information that would constitute Confidential Information within the meaning of this Agreement but which was acquired by Employee during his employment with RESC shall be deemed to constitute the Company’s Confidential Information hereunder.

For purposes of this Agreement, information shall not be deemed to be “Confidential Information” to the extent that the information (i) is in the public domain, or hereafter becomes generally known or available through no action or omission on the part of Employee in violation of this Agreement, (ii) is furnished to any person by the Company without restriction on disclosure, (iii) becomes known to the Employee from a source other than the Company, without a breach of any obligation hereunder, (iv) is required to be disclosed by law (in which case the

Employee will give prompt written notice to the Company of any such required disclosure to the extent such notice would not be prohibited by law), or (v) is disclosed after written approval for disclosure has been granted by the Company.

(c)           Agreement to Maintain Confidentiality.  Except as may be required to perform the Employee’s duties under this Agreement or as required by applicable law, Employee shall not disclose to others or use, for his own benefit or for the benefit of any other person, entity, firm or company, any Confidential Information. The Employee specifically acknowledges that, whether compiled or created by Employee, the Company or any of its affiliates or customers, the Confidential Information as contemplated herein derives independent economic value from not being readily known to or ascertainable by proper means by others who could obtain economic value from the disclosure or use of the Confidential Information, whether or not such information independently constitutes “trade secrets” within the meaning of the Uniform Trade Secrets Act or comparable legislation as may be in effect and applicable from time to time. Employee also acknowledges that reasonable efforts have been put forth by his prior employer, RESC, and by the Company, and will continue to be put forth by the Company, to maintain the secrecy of the Confidential Information, all of which is and shall remain the Company’s sole property.

(d)           Scope and Duration.  The Company specifically acknowledges that the restrictions in this Section 5 on the Employee’s use or disclosure of Confidential Information do not, and shall not be construed to, restrict in any way the Employee’s ability to be employed by or otherwise associated with any other person, entity, firm or company engaged in the Steel Business following the employee’s termination of employment with the Company. The Employee’s obligations under this Section 5(c) will survive termination of Employee’s employment hereunder.

6.                                        Termination of Employment.

(a)           Termination Due to Death.  Employee’s employment with the Company will automatically terminate immediately upon his death, and Employee’s estate will be entitled to (i) any earned but unpaid Base Salary to the date of termination, (ii) any pro rata bonus (as and when determined and as otherwise payable under the Bonus Plan) for the partial calendar year to the date of Employee’s death, (iii) unpaid vacation and unreimbursed expenses payable hereunder, and (iv) the amount set forth in Column A of Schedule 1 attached hereto and incorporated by reference herein, corresponding to the line representing the calendar month in which Employee’s death occurred. All payments shall be made within 30 days of Employee’s termination of employment, except for the pro rata bonus, which shall be paid within 2 1/2 months of the end of the fiscal year in which the termination occurred. Except for the foregoing payment amounts or as otherwise contemplated by the provisions of Section 6(g), Employee shall be entitled to no other compensation, benefits or payments.

(b)           Termination Due to Disability.  If, during the Term, the Employee incurs a “Disability” as defined herein, the Company, in the exercise of its sole discretion, shall be entitled to terminate Employee’s employment hereunder, immediately upon written notice to the Employee of such decision, subject, however, to the payment to the Employee of (i) any earned but unpaid Base Salary to the date of termination, (ii) any pro rata bonus (as and when determined and otherwise payable under the Bonus Plan) for the partial calendar year to the date of such notice, (iii) unpaid vacation and unreimbursed expenses payable hereunder, and (iv) the amount set forth in Column A of Schedule 1 corresponding to the line representing the calendar month in which termination for Disability hereunder is determined to have occurred. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that entitles the Employee to receive benefits under the Company’s long-term disability plan. The Employee shall be deemed “Disabled” for purposes of this Agreement, and his employment with the Company shall terminate, upon receipt by the Company of written notification from the administrator of the Company’s long-term disability plan that the administrator has determined that the Employee is disabled for purposes of that plan and entitled to the payment of benefits thereunder. All payments shall be made within 30 days of Employee’s termination of employment, except for the pro rata bonus, which shall be paid within 2½ months of the end of the fiscal year in which the termination occurred. Except for the foregoing payment amounts or as otherwise contemplated by the provisions of Section 6(g), Employee shall be entitled to no other compensation, benefits or payments.

(c)           Termination by Company for Cause.  During the Term, the Company shall be entitled to terminate Employee’s employment hereunder for “Cause,” as defined below, by providing written notice to the Employee of such decision. For purposes of this Agreement, Cause shall mean (i) the commission by the Employee of an act of malfeasance, dishonesty, fraud or breach of trust against the Company or any of its affiliates, employees, clients or suppliers, (ii) the breach by the Employee of any of the material obligations set forth in Sections 3, 5 or 8 of this Agreement, after a written demand by the Company for correction of such breach is delivered to the Employee, which specifically identifies the section or sections of the Agreement which the Company asserts have been breached and the manner in which the Company asserts that the Employee has breached the obligations referenced therein, which breach is not cured by the Employee within thirty (30) days of his receipt of such written demand; (iii) the Employee’s willful and continued failure, neglect or refusal to perform substantially his material duties and responsibilities hereunder (other than by reason of a Disability), after a written demand by the Company for substantial performance is delivered to the Employee, which specifically identifies the manner in which the Company asserts that the Employee has not substantially performed, which willful and continued failure to perform is not cured by the Employee within thirty (30) days of his receipt of such written demand; and (iv) the Employee’s indictment, conviction of or plea of guilty or no contest to any felony or any crime involving moral turpitude.

Upon termination of this Agreement for Cause, the Company shall pay the Employee any earned but unpaid Base Salary to the date of termination, any pro rata bonus for the partial calendar year to the date of termination (as and when determined and as otherwise payable under the Bonus Plan), and any unpaid vacation and any unreimbursed expenses otherwise payable hereunder. All such payments shall be made within 30 days of Employee’s termination of employment, except for the pro rata bonus, which shall be paid within 2½ months of the end of the fiscal year in which the termination occurred. Except for the foregoing payment amounts or as otherwise contemplated by the provisions of Section 6(g), Employee shall be entitled to no other compensation, benefits or payments.

(d)           Termination by Employee During Term.

(i)            The Employee may voluntarily terminate employment with the Company without reason at any time during the Term, and shall be entitled to (w) earned but unpaid Base Salary to the date of termination, (x) any pro rata bonus (as and when determined and as otherwise payable under the Bonus Plan) for the partial calendar year to the date of termination, (y) any unpaid vacation and unreimbursed expenses otherwise payable hereunder, and (z) the amount set forth in Column A of Schedule 1, corresponding to the line representing the calendar month in which the termination has occurred. All payments shall be made within 30 days of Employee’s termination of employment, except for the pro rata bonus, which shall be paid within 2 1/2 months of the end of the fiscal year in which the termination occurred. Except for the foregoing payment amounts or as otherwise contemplated by the provisions of Section 6(g), Employee shall be entitled to no other compensation, benefits or payments.

(ii)           Notwithstanding the forgoing, the Employee may voluntarily terminate employment with the Company if such termination is for “Good Reason,” as defined below. In such event, the Employee shall not receive the payments described in Section 6(d)(i) above but will instead receive payments equal in amount to those which the Employee would have received if his employment had been terminated by the Company without Cause pursuant to Section 6(e) on the date on which the Employee delivers his written notice of termination under this Section 6(d)(ii) (as described below). For purposes of this provision, Good Reason shall mean the occurrence, without the Employee’s consent, of any of the following events: (w) the assignment to the Employee of duties that are significantly and materially different from, and that result in a demotion of the Employee or a substantial diminution of, the duties specified in Section 3 of this Agreement, (x) any requirement by the Company that the Employee relocate more than 50 miles from the Employee’s workplace without the consent of the Employee, in which Good Reason shall be deemed to have occurred on the date the Company communicates such requirement (either in writing or otherwise), (y) any failure by the Company to provide the Employee with the compensation and benefits described in Section 4 (including any reduction in the Employee’s Base Salary in violation of Section 4(a)), or (z) a material breach of this Agreement by the Company (including the failure of any successor to the Company to assume this Agreement). The Employee must, however, provide written notice to the Company of any circumstance he claims to constitute Good Reason for termination hereunder, and, thereafter, the Employee shall not be entitled to terminate this Agreement and his employment hereunder for Good Reason if, within the 30 days period following the Company’s receipt from the Employee of his written notice of the facts he claims to constitute Good Reason, the Company has cured the alleged deficiency or otherwise resolved the issue or issues to the reasonable satisfaction of the Employee.

(e)           Termination by Company Without Cause.  If, during the Term, the Company terminates this Agreement and Employee’s employment hereunder, without Cause, the Employee shall be entitled to (w) unpaid Base Salary to the date of termination, (x) the pro rata portion of the bonus (as and when determined and as otherwise payable under the Bonus Plan) for the partial calendar year to the date of termination, (y) any unpaid vacation and unreimbursed expenses otherwise payable hereunder, and (z) the sum of the amounts set forth in Columns A and B of Schedule 1, corresponding to the line representing the calendar month in which the termination has occurred. All such payments shall be made within 30 days of Employee’s termination of employment, except for the pro rata bonus, which shall be paid within 2½ months of the end of the fiscal year in which the termination occurred. Except for the foregoing payment amounts or as otherwise contemplated by the provisions of Section 6(g), Employee shall be entitled to no other compensation, benefits or payments.

(f)            Stock Options.  From and after termination of employment hereunder, regardless of whether by the Company or by the Employee and whether or not for Cause or for Good Reason, the Employee shall not be entitled to any further grants of Company Stock Options. With respect to Stock Options that had already been granted to the Employee, termination of employment by the Company without Cause (Section 6(e)) or termination of employment by the Employee for Good Reason (Section 6(d)(ii)) shall cause all unvested Stock Options to become fully vested and nonforfeitable and shall cause such Stock Options to be exercisable according to their terms (as described in Section 4(c)).

(g)           Other Rights.  This Agreement shall not prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, if any, provided by the Company or any of its affiliates and for which the Employee may qualify, nor shall this Agreement limit or otherwise affect such rights as the Employee has under any other agreements with the Company or any of its affiliates. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under the terms of any plan of the Company or any of its affiliates and any other payment or benefit required by law at or after termination of employment shall be payable in accordance with such plan or applicable law, except as specifically provided by this Agreement.

(h)           Special Provision Regarding Section 409A of the Internal Revenue Code.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount payable under this Agreement may constitute an amount payable under a “nonqualified deferred compensation plan,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) such payment will be made by the Company in compliance with any applicable requirements of Code Section 409A (including the requirement that payment be delayed for six (6) months following the Employee’s “separation of service” if the Employee is a “specified employee” under Code Section 409A, to the extent applicable).

7.             Return of Company Property.  Upon the termination of the Employee’s employment with the Company (whether upon the expiration of the Term or thereafter), or at any time during such employment, upon request by the Company, the Employee will promptly deliver to the Company (or its representative) and not keep in his possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company and/or its affiliates and which is in the Employee’s possession as a result of his employment with the Company, including, without limitation, computer hardware and software, pagers, PDA’s, Blackberries, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, electronically-stored information, and other documents and information, including any and all copies of the foregoing.

8.             Assignment of Intellectual Property Rights.  Employee hereby assigns to the Company all of Employee’s right, title and interest, including any copyrights and patents or copyrightable and patentable ideas, in and to any idea, invention, design, work of authorship, or other intellectual property made or conceived during his employment hereunder or by his predecessor employer, RESC, whether made solely or jointly by Employee, or created wholly or only in part by Employee, and whether or not any such rights are patentable, copyrightable or susceptible to other forms of protection, so long as such rights pertain to the Company’s actual or anticipated business interests or are suggested by or result from any work performed by Employee on the Company’s behalf. In connection with the foregoing, Employee will promptly disclose any such ideas or rights to the Company and, on the Company’s request, will promptly execute any assignment of title to the Company or its designee and anything else reasonably necessary to enable the Company or its designee to secure such intellectual property rights as are possible with respect to such idea, concept or right.

9.             Enforcement.  In addition to any other remedies available to the Company, the provisions of this Agreement may be enforced by injunction (a) to restrain any violation by Employee and all persons acting for or with Employee and (b) to compel specific performance of the terms and conditions of this Agreement. Employee certifies that he has had the opportunity to discuss this Agreement with such legal advisers as chosen and that he understands its provisions and has entered into this Agreement freely and voluntarily.

10.          Applicable Law.  This Agreement shall be interpreted, construed and governed according to the laws of the Commonwealth of Virginia, regardless of choice of law principles to the contrary.

I1.           Entire Agreement; Amendments.  This Agreement discharges and cancels all previous agreements between the Employee and RESC, including, without limitation, the Executive Employment Continuity Agreement and all amendments thereto, and the Management Incentive Plan, relating to Employee’s employment or the rights to which Employee would have been entitled from and after the Effective Date, as well as all previous or contemporary oral or written agreements between the Employee and the Company, and constitutes the entire agreement between the parties with regard to the subject matter hereof. No agreements, representations or statements of any party not contained herein shall be binding on either party, and no amendment or variation of the terms and conditions of this Agreement shall be valid unless in writing and signed by both parties.

12.          Assignability.  This Agreement and the rights and duties created hereunder shall not be assignable or delegable by Employee. The Company may, at its option and without Employee’s consent, assign its rights and duties hereunder to any successor entity, Company affiliate or subsidiary, or any transferee of the Company’s assets.

13.          No Waiver.  No failure or delay by any party to this Agreement to enforce any rights specified hereunder shall operate as a waiver of such right, nor will any single or partial exercise of a right preclude any further or later enforcement of the same right within the period of the applicable statute of limitations.

14.          Notices.  All notices and other communications provided for or contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when delivered and received by the other party, or when sent by recognized overnight courier, or by faxed communication (with overnight delivery of a hard copy thereof) to the following addresses and/or contact numbers:

If to the Company:	Steel Dynamics, Inc.
Attn: Gary Heasley, CFO
6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804
	Phone:	260-459-3553
	Fax:	260-969-3592

If to Employee:	T. Joe Crawford
809 Scott Circle
Salem, Virginia 24153

or to such other address or contact number as either party hereto will have furnished to the other in writing in accordance with this Section 14, except that such notice of change of address or contact number shall be effective only upon receipt.

15.          Counterparts.  This Agreement may be exercised in any number of counterparts, each of which as so executed shall be deemed to be an original, and such counterparts shall together be deemed to constitute but one agreement.

16.          Excise Tax Indemnification.

(a)           The Employee will provide the Company with written notice promptly upon receipt of any claim by the Internal Revenue Service or any other taxing authority (an “IRS Claim”) that would require the payment by the Employee of the excise tax imposed under Code Section 4999 on “excess parachute payments” (the “Excise Tax”) in respect of any compensation, benefit, payment or distribution by the Company, by RESC or by any affiliate of the Company to or for the benefit of the Employee or his legal representatives and dependents, whether payable or distributable pursuant to the terms of this Agreement or pursuant to any other plan, agreement, program or arrangement (a “Parachute Payment”). In such event, the Company, at its own cost and expense, shall be entitled to request that the Employee cooperate with the Company in challenging the Internal Revenue Service’s position, administratively or in court, and have the Employee authorize the Company’s tax representatives (the “Company’s Representatives”) to represent the Employee in such matter before the Internal Revenue Service (by an appropriate Power of Attorney Form 2848 or, the equivalent form at any time or from time to time). Furthermore, the Employee will cooperate with the Company, as required in connection with such challenge. For its part, the Company shall pay directly all legal, accounting, and other costs and expenses of the Company’s Representatives and hold the Employee harmless from and against all such costs and expenses, as well as the amounts required to be paid pursuant to the provisions of Section 16(b) in the event that any Excise Taxes and related amounts are determined to have been payable.

(b)           The Company will pay to the Employee (or his legal representative, if applicable) at least seven (7) days before the deadline for payment of the amount of Excise Taxes and related amounts that are determined to be due and owing by the Employee, either (1) if the Employee acknowledges that such amounts are due and payable and he elects not to contest the IRS Claim and if the Company does not elect to cause the Employee to initiate a challenge to the IRS Claim, or (2) in the event of a challenge, as described herein, such Excise Taxes and related amounts and any additional amounts are finally determined to be due and owing, an amount (the “Gross-Up Payment”) equal to the sum of (x) plus (y) minus (z) where:

(x) is an amount equal to the total amount of Excise Tax, interest and penalties specified in the IRS Claim or otherwise finally determined to be due and owing with respect to any Parachute Payments; and

(y) is the amount determined under the following formula:

(x) multiplied by ((Tax Rate/(1-Tax Rate)), and

(z) is an amount equal to Employee’s federal tax benefit of deducting on his state tax return (and local tax return, if applicable) any additional taxes payable by Employee as a result of this Section 16.

For purposes of this Section 16, the term “Tax Rate” shall mean the sum of (A) the highest marginal federal personal income tax rate under Code Section 1 applicable to income of the character of the Parachute Payments; (B) the sum of the highest marginal state and local income tax rates for the state and locality in which the Employee is domiciled which are applicable to income of the character of the Parachute Payments; (C) the hospital insurance tax rate under Code Section 3111 (b), and (D) the excise tax rate under Code Section 4999. Notwithstanding the foregoing, the Company shall not be obligated to make a Gross-Up Payment with respect to the amount of Excise Tax, interest and penalties specifically allocable to a Parachute Payment made pursuant to either Section 6(c) or Section 6(d)(i) of this Agreement.

(c)           The Company’s obligations under this Section 16 will survive termination of the Employee’s employment hereunder.

17.          Interest.  If the Company does not pay any amount due to the Employee under this Agreement within three days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to 200 basis points above the prime commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

18.          No Set-off or Mitigation.  The Employee’s right to receive when due the payments and other benefits provided for under this Agreement shall not be subject to any right of set-off. The Employee shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. Except as specifically provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Employee as the result of the Employee’s employment with another employer.

19.          Successors.  The Agreement will be binding upon and inure to the benefit of the Company, the Employee and their respective heirs, representatives and successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

20.          Effectiveness.  Notwithstanding any other provision of this Agreement to the contrary, no provision of this Agreement shall take effect or otherwise be binding on the parties to this Agreement until the Effective Date. This Agreement shall immediately terminate and shall have no further force or effect if the Merger Agreement is terminated.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STEEL DYNAMICS, INC.

/s/ Keith Busse
By:	Keith Busse	/s/ T. Joe Crawford
Its:	President & CEO	T. Joe Crawford
Date:	October 18, 2005	Date: 10/18/05

SCHEDULE 1

	Calendar Month	A	B
1	January 2006	$1,110,000	$740,000
2	February 2006	$1,064,000	$740,000
3	March 2006	$1,018,000	$740,000
4	April 2006	$971,000	$740,000
5	May 2006	$925,000	$740,000
6	June 2006	$879,000	$740,.000
7	July 2006	$833,000	$740,000
8	August 2006	$786,000	$740,000
9	September 2006	$740,000	$740,000
10	October 2006	$694,000	$740,000
11	November 2006	$648,000	$740,000
12	December 2006	$601,000	$740,000
13	January 2007	$555,000	$740,000
14	February 2007 ,	$509,000	$740,000
15	March 2007	$463,000	$740,000
16	April 2007	$416,000	$740,000
17	May 2007	$370,000	$740,000
18	June 2007	$324,000	$740,000
19	July 2007	$278,000	$740,000
20	August 2007	$231,000	$740,000
21	September 2007	$185,000	$740,000
22	October 2007	$139,000	$740,000
23	November 2007	$93,000.	$740,000
24	December 2007	$46,000	$740,000